UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): May 9, 2014

SUNCOKE ENERGY PARTNERS, L.P.

(Exact name of registrant as specified in its charter)

Delaware	001- 35782	35-2451470
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1011 Warrenville Road, Suite 600
Lisle, Illinois	60532
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (630) 824-1000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On May 9, 2014, SunCoke Energy Partners, L.P. (the “Partnership”) announced that it had completed the previously announced acquisition from its sponsor, SunCoke Energy, Inc. (the “Company”), of an additional 33 percent membership interest in each of Haverhill Coke Company LLC (“Haverhill”) and Middletown Coke Company, LLC (“Middletown”) for an aggregate consideration of $365 million, which included: approximately 2.7 million common units valued at approximately $80 million, representing limited partner interests in the Partnership, issued to the Company’s Sun Coal & Coke LLC subsidiary by means of a private placement; $3.3 million of general partner interest; and $10.4 million of cash, of which $7 million was retained by the Partnership to pre-fund the Company’s obligation for the anticipated cost of an environmental remediation project at Haverhill. With the closing of this acquisition, the Partnership’s ownership interest in each of Haverhill and Middletown increases from 65 percent to 98 percent. The press release containing these announcements is attached hereto as Exhibit 99.1.

Also on May 9, 2014, the Partnership and its wholly owned subsidiary, SunCoke Energy Partners Finance Corp. (“Finance Corp.” and, collectively with the Partnership, the “Issuers”), completed a private offering to eligible purchasers of an additional $250 million aggregate principal amount of their 7.375% senior unsecured notes due 2020 (the “New Notes”). The New Notes were issued pursuant to the Indenture dated as of January 24, 2013 (as amended and supplemented, the “Indenture”) among the Issuers, the several guarantors identified therein, and The Bank of New York Mellon Trust Company, N.A., as trustee. Purchasers of the New Notes were deemed to consent to the Third Supplemental Indenture (described below).

Approximately $271.3 million of the aggregate net proceeds from the issuance and sale of the New Notes, and from the Partnership’s previously announced issuance and sale to the public, on April 30, 2014, of common units representing limited partner interests in the Partnership, were used to fund the Partnership’s assumption and repayment of certain of the Company’s outstanding debt consisting of: (i) approximately $99.9 million of the Company’s outstanding term loan debt bearing a floating rate of interest based on LIBOR plus 3.00% per annum and maturing in July 2018; and (ii) $171.4 million (inclusive of an $11.4 million tender offer premium) of the Company’s 7.625% senior notes due 2019. The Partnership executed an Assumption Agreement with the Company, whereby the Partnership assumed, and immediately paid down such debt. A copy of the Assumption Agreement is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by this reference.

In addition, on May 9, 2014, the Partnership reported the results of its previously announced solicitation of consents (the “Consent Solicitation”) from existing holders of the original tranche of $150 million principal amount of its 7.375% Senior Notes due 2020 (the “2020 Notes”). The Partnership solicited the consents in order to amend the Indenture to permit the obligors on the 2020 Notes to incur additional secured indebtedness under credit facilities. The Consent Solicitation was made in conjunction with, and it was conditioned upon the closing of, two previously announced transactions: (1) the private placement of the New Notes; and (2) the Partnership’s agreement to acquire the additional interests in Haverhill and Middletown from the Company. The Consent Solicitation commenced on April 28, 2014 and was applicable to holders of record as of April 25, 2014. Following the consummation of the Consent Solicitation, the Partnership entered into that certain Third Supplemental Indenture, dated May 9, 2014 (the “Third Supplemental Indenture”), by and among the Issuers, the guarantors named therein and The Bank of New York Mellon Trust Company, as trustee. A copy of the Third Supplemental Indenture is attached as Exhibit 4.1 to this Current Report on Form 8-K and is incorporated herein by this reference.

Item 2.01.	Completion of Acquisition or Disposition of Assets.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated into this Item 2.01 by this reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated into this Item 2.03 by this reference.

Item 3.02.	Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated into this Item 3.02 by this reference.

Forward-Looking Statements

Statements contained in the exhibit to this report that state the Company’s or management’s expectations or predictions of the future are forward-looking statements intended to be covered by the safe harbor provisions of the Securities Act of 1933 and the Securities Exchange Act of 1934. The Company’s actual results could differ materially from those projected in such forward-looking statements. Factors that could affect those results include those mentioned in the documents that the Company has filed with the Securities and Exchange Commission.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

4.1	Third Supplemental Indenture, dated May 9, 2014, among SunCoke Energy Partners, L.P., SunCoke Energy Partners Finance Corp., the Guarantors named therein, and The Bank of New York Mellon, as trustee.

10.1	SunCoke Energy Partners, L.P. Assumption Agreement (May 9, 2014)

99.1	SunCoke Energy Partners, L.P. press release (May 9, 2014).

SIGNATURES

Pursuant to the requirements of the Exchange Act, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUNCOKE ENERGY PARTNERS, L.P.

By:	SunCoke Energy Partners GP LLC,
its General Partner

	By:	/s/ Mark E. Newman
Mark E. Newman
Senior Vice President and Chief Financial Officer

Date: May 13, 2014

EXHIBIT INDEX

Exhibit No.	Exhibit

4.1	Third Supplemental Indenture, dated May 9, 2014, among SunCoke Energy Partners, L.P., SunCoke Energy Partners Finance Corp., the Guarantors named therein, and The Bank of New York Mellon, as trustee.

10.1	SunCoke Energy Partners, L.P. Assumption Agreement (May 9, 2014)

99.1	SunCoke Energy Partners, L.P. press release (May 9, 2014).